Exhibit 99.1

New York City REIT, Inc (NYSE: NYC) First Quarter Earnings Call

Executives

Michael Weil - President & CEO

Christopher Masterson – CFO

Operator

Good morning and welcome to the New York City REIT First Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to [Louisa Quarto, Executive Vice President]. Please go ahead.

Louisa

Thank you, operator. Good morning everyone and thank you for joining us for NYC's First Quarter 2021 Earnings Call. This event is being webcast in the Investor Relations section of NYC's website at www.newyorkcityreit.com. Joining me today on the call to discuss the quarter's results are Mike Weil, NYC's Chief Executive Officer, and Chris Masterson, NYC's Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2020 filed on March 29, 2021 and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, NYC disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Michael Weil, Chief Executive Officer. Please go ahead, Mike.

Mike Weil

Thanks, Louisa. Good morning and thank you for joining us today. New York City REIT continues to drive results through a proactive asset management strategy, highlighted by improving quarter over quarter cash rent collection across the portfolio and impressive leasing activity. After over a year of being substantially locked down, we are enthusiastic about the prospect of New York City reopening on a significant scale in the coming weeks and ramping up over the summer. We are seeing an alignment of intentions from the mayor to the governor and all of the businesses, restaurants, tourist attractions and cultural institutions that should revitalize the vibrant city. The community is interlocked and depends on all of these segments for talent, inspiration and revenue. We believe that as these participants return it will serve as another catalyst for growth throughout the city.

For the first quarter, we recorded strong cash rent collection of 85% across the portfolio, a 300-basis point increase from 82% last quarter, with 89% collected from our top 10 tenants, consistent with our collections from this group last quarter. Our asset management team has remained engaged with our tenants, helping to drive rent collection. At 1140 Avenue of the Americas, for instance, we were able to work with one of our longest-standing tenants to come to a mutually acceptable agreement and are excited to see their success as restaurants resume normal operations in the near-term.

We remain highly confident in the long-term strength of New York City real estate, our business model, and the opportunity to further grow our portfolio and create shareholder value. Our portfolio is diversified across eight high-quality office and retail condominium assets located entirely in New York City and primarily in Manhattan. We have built a pure-play New York City portfolio that features a number of large, investment grade tenants including City National Bank, CVS, TD Bank and government agencies. As of March 31st, NYC’s top 10 tenants were 73% investment grade or implied investment grade rated and have an average remaining lease term of almost ten years, which we believe increases the quality and stability of earnings in our portfolio.

Our $861.2 million, 1.2 million square foot portfolio has occupancy of 82.8%, a weighted average remaining lease term of 6.9 years and the opportunity for substantial incremental earnings growth as we lease up available space.

As we discussed last quarter, we are actively seeking to sign leases with former tenants of Knotel and to lease up space that Knotel formerly occupied. In the first quarter we executed two replacement leases composed of a two-year lease with a global human resource company and a short-term license agreement with a Fortune 50 technology company that total over 23,000 square feet and $1.1 million in annualized straight-line rent. We also executed a non-binding letter of intent for a five-year lease with the aforementioned technology company. Additionally, we completed two new leases totaling 6,800 square feet and over $360,000 in annualized straight-line rent. Our portfolio occupancy of 83% was down from 87% at the end of last year, largely as a result of Knotel's surrender of their space during the quarter.

To date, we have leased or signed non-binding letters of intent to lease approximately half of the space formerly occupied by Knotel. We believe there is an opportunity for us to create significant value by aggressively leasing the remaining prime space, which is in excellent turn-key condition and fully furnished, to creditworthy tenants. Further, as we previously discussed, we remain engaged with several tenants for whom we took substantial write offs in prior quarters for uncollectible rent. Even though we concluded these receivables are not collectible for accounting purposes, we feel very strongly in our position on these matters, as businesses are open and operating, and we see no basis for the withholding of rent payments. We will remain aggressive in our pursuit of these payments, and are extremely confident in our legal position, allowing us to recover these tenants' unpaid rent.

Our proactive approach to portfolio management continues to deliver results that enhance the overall quality of the NYC portfolio. Subsequent to quarter end, we executed a new seven-year lease at 123 William Street for 7,800 square feet that will generate net annualized straight-line rent of $315,000. We are also building a forward pipeline of leasing deals that currently totals over 21,000 square feet. If all of these leases were consummated on the current terms, they would increase our portfolio occupancy to 85%, assuming no expirations or terminations. We are also in advanced stages of taking over and operating co-working space from one of our tenants and keeping their licensees in place. We have an aggressive, capable team, the right technology and the operating experience to capitalize on this opportunity.

We believe that the short-term dislocation in New York City asset prices may present a unique opportunity to acquire attractive assets at potentially discounted prices. We believe that New York is an irreplaceable city, and the signals we are seeing bolster our confidence in the long-term value of New York City real estate. In the past several weeks, news articles have documented the reawakening of Times Square, plans to relax occupancy restrictions for offices, and the plans of large employers, such as Google and JP Morgan, to bring workers back to the office at a large scale in the very near future. Mayor de Blasio called back 80,000 New York City workers to city offices last week, and has a goal of 5 million people being vaccinated by June. We believe that, by the end of the summer, the city will be recognizable once more as the growing, diversified, vibrant city that we are familiar with. Over the long term, we believe that New York City will remain an enduring center of global commerce and the foremost market for owning stable, occupied, non-trophy office buildings, retail condominiums and other high quality real estate.

I'll turn it over to Chris Masterson to go over the first quarter results. Chris?

Christopher Masterson

Thanks Mike. First quarter 2021 revenue was $15.2 million, compared to $9.9 million in the fourth quarter of 2020. The company's first quarter GAAP net loss attributable to common stockholders was $13.5 million compared to a net loss of $16.6 million in the fourth quarter 2020.

For the first quarter of 2021, our FFO attributable to common stockholders was negative $5.0 million, compared to negative $8.9 million last quarter. Core FFO was negative $2.9 million, compared to negative $6.8 million in the fourth quarter. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplemental and Form 10-Q.

NYC also maintains a conservative balance sheet, with no debt maturities within the next three years and prudent net leverage at 37.6%. We ended the first quarter with net debt of $375.6 million at a weighted-average effective interest rate of 4.4% and with a weighted average remaining debt term of nearly six years.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

We believe that our New York City portfolio is well positioned to deliver long-term value. Our properties are concentrated in Manhattan and comprised of a diversified tenant base, of which seven of the largest ten are investment grade. The limited near-term lease expirations and long weighted-average remaining lease term provide the portfolio with stability and the 82.8% occupancy rate leaves room for continued growth of annualized straight-line rent. We believe there is a tremendous value in the business relative to our portfolio and our continued performance during this pandemic. We own high-quality assets that we believe will greatly benefit from the imminent return of office workers at scale, based on the timelines set forth by the city, state and federal government and the announcements of significant New York City employers. We will maintain an aggressive approach to leasing in our own portfolio, which we believe will be accelerated by the return of active offices, busy restaurants and the world-class institutions that contribute to making New York City a great place to live and work.

Operator, please open the line for questions.

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